Exhibit 99.1

FOR IMMEDIATE RELEASE

Cubist Announces Withdrawal of Listing of CVRs (CBSTZ) from NASDAQ Global Select Market

Lexington, Mass., January 13, 2015 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced that it will voluntarily withdraw the contingent value rights (CVRs) it issued under a Contingent Value Rights Agreement dated October 24, 2013 (CVR Agreement) from listing on the NASDAQ Global Select Market on February 2, 2015, contemporaneously with their redemption.  The CVRs are currently listed under the symbol CBSTZ.

Cubist is withdrawing the CVRs from listing in connection with the Failure Purchase (as such term is defined in the CVR Agreement) of all outstanding CVRs on February 2, 2015 in accordance with the terms of the CVR Agreement.  On February 2, 2015, all outstanding CVRs will be purchased by Cubist and cancelled.  Cubist has not arranged, nor does it intend to arrange, for the listing of the CVRs on another securities exchange or for quotation on any other quotation medium.

Cubist currently anticipates that it will file a Form 25 with the U.S. Securities and Exchange Commission (SEC) on January 23, 2015 to commence the delisting process.  It is expected that the delisting will take effect on February 2, 2015.  Filing the Form 25 will also begin the process of deregistering the CVRs under Section 12(b) of the Securities Exchange Act of 1934, as amended (Exchange Act).

About Cubist

Cubist Pharmaceuticals, Inc. is a global biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. Cubist’s corporate headquarters is based in Lexington, Massachusetts, with international headquarters located in Zurich, Switzerland. Additional information can be found at Cubist’s web site at www.cubist.com. Also, connect with Cubist on Twitter @cubistbiopharma and @cubistcareers, LinkedIn, or YouTube.

Cubist Forward-Looking Statement

This press release contains forward-looking statements. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding the timing of the delisting and deregistration of the CVRs and our ability to complete the Failure Purchase, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.  Such risks and uncertainties include, among others: the possibility that the conditions to completing the Failure Purchase, delisting the CVRs from the NASDAQ Global Select Market and deregistering the CVRs under the Exchange Act will not be met, and those additional factors discussed our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC.  We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.  These forward-looking statements speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements.

Contacts

INVESTORS:

Eileen C. McIntyre, (781) 860-8533

Vice President, Investor Relations

eileen.mcintyre@cubist.com

MEDIA:

Julie DiCarlo, (781) 860-8063

Senior Director, Corporate Communications

julie.dicarlo@cubist.com

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65 Hayden Avenue, Lexington, MA 02421 P 781.860.8660 www.cubist.com